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EXHIBIT 21.1

        SUBSIDIARIES OF MOLYCORP, INC.

1.
Molycorp Minerals, LLC, a Delaware limited liability company

2.
Molycorp Metals & Alloys, Inc., an Illinois corporation

3.
Molycorp Silmet AS, an Estonian corporation

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  EXHIBIT 21.1